                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                               SENSAR CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.001 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    817253107
                                    ---------
                                 (CUSIP Number)

                                December 6, 1999
                                ----------------
                      (Date of Event which Requires Filing
                               of this Statement)



                 Check the appropriate box to designate the rule
                    pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 8 pages

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-------------------                                            -----------------
CUSIP No. 817253107                   13G                      Page 2 of 8 Pages
-------------------                                            -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Advisors, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [ ]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             233,600
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0

                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            233,600
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           233,600
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                            [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.0%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                                Page 2 of 8 pages

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-------------------                                            -----------------
CUSIP No. 817253107                   13G                      Page 3 of 8 Pages
-------------------                                            -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Management, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [ ]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             233,600
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0

                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            233,600
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           233,600
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                            [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.0%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 3 of 8 pages

-------------------                                            -----------------
CUSIP No. 817253107                   13G                      Page 4 of 8 Pages
-------------------                                            -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Steven A. Cohen
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [ ]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             233,600
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0

                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            233,600
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           233,600
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                            [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.0%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 4 of 8 pages

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Item 1(a)           Name of Issuer:
                    ---------------
                    Sensar Corporation

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    ------------------------------------------------
                    50 West Broadway, Suite 501
                    Salt Lake City, Utah 84101

Items 2(a)          Name of Person Filing:
                    ----------------------
                    This statement is being filed by (i) S.A.C. Capital
                    Advisors, LLC ("SAC Capital Advisors"), (ii) S.A.C. Capital
                    Management, LLC ("SAC Capital Management") and (iii) Steven
                    A. Cohen.

Item 2(b)           Address of Principal Business Office:
                    -------------------------------------
                    (i), (ii) and (iii):
                    777 Long Ridge Road
                    Stamford, Connecticut 06902.

Item 2(c)           Citizenship:
                    ------------
                    (i): Delaware
                    (ii): Delaware
                    (iii): United States

Item 2(d)           Title of Class of Securities:
                    -----------------------------
                    Common Stock, par value $.001 per share

Item 2(e)           CUSIP Number:
                    -------------
                    817253107

Item 3              Not Applicable

Item 4.             Ownership:
                    ----------
The securities reported on herein are held by S.A.C. Capital Associates, LLC, an Anguillan limited liability company ("SAC Capital Associates"). Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by SAC Capital Associates. Accordingly, each of SAC Capital Advisors and SAC Capital Management may be deemed to be the beneficial owner of the securities covered by this statement for purposes of Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act").


                               Page 5 of 8 pages

Steven A. Cohen is the Managing Member, President and Chief Executive Officer of SAC Capital Advisors and the owner, directly and through a wholly owned subsidiary, of 100% of the membership interests of SAC Capital Management. Accordingly, Mr. Cohen may be deemed to be the beneficial owner of securities covered by this statement for purposes of Rule 13d-3 under the Exchange Act. Mr. Cohen disclaims beneficial ownership of any of the securities covered by this statement.

Item 4(a)           Amount Beneficially Owned:
                    --------------------------
                    233,600

Item 4(b)           Percent of Class:
                    -----------------
                    8.0%

Item 4(c)           Number of shares as to which such person has:
                    ---------------------------------------------
                    (i)     Sole power to vote or to direct the
                            vote: 0

                    (ii)    Shared power to vote or to direct the vote:
                            233,600

                    (iii)   Sole power to dispose or to direct the
                            disposition of:  0

                    (iv) Shared power to dispose or to direct the disposition of: 233,600

Item 5              Ownership of Five Percent or Less of a Class:
                    ---------------------------------------------
                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6              Ownership of More than Five Percent on Behalf
                    ---------------------------------------------
                    of Another Person:
                    ------------------
                    SAC Capital Associates has the right to
                    receive dividends on, and proceeds from the sale of, the shares reported on this statement as beneficially owned by SAC Capital Advisors, SAC Capital Management and Mr. Cohen.


                                Page 6 of 8 pages

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Item 7              Identification and Classification of the
                    ----------------------------------------
                    Subsidiary Which Acquired the Security Being
                    --------------------------------------------
                    Reported on By the Parent Holding Company:
                    ------------------------------------------
                    Not Applicable

Item 8              Identification and Classification of Members
                    --------------------------------------------
                    of the Group:
                    -------------
                    Not Applicable


Item 9              Notice of Dissolution of Group:
                    -------------------------------
                    Not Applicable

Item 10             Certification:
                    --------------
         By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                Page 7 of 8 pages

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                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  December 16, 1999

S.A.C. CAPITAL ADVISORS, LLC


By: /s/ Steven A. Cohen
    ------------------------------
Name:  Steven A. Cohen
Title: Managing Member


S.A.C. CAPITAL MANAGEMENT, LLC


By: /s/ Steven A. Cohen
    ------------------------------
Name:  Steven A. Cohen
Title: Member


STEVEN A. COHEN


/s/ Steven A. Cohen
-----------------------------


                                Page 8 of 8 pages